Exhibit (p)(1)
Code of Ethics
Homestead Funds, Inc.
RE Advisers Corporation
RE Investment Corporation
March 24, 2010
This Code of Ethics (the “Code”) has been adopted by Homestead Funds, Inc. (“Homestead Funds” or the “Funds”), RE Advisers Corporation (“REA”) and RE Investment Corporation (“REI”) (collectively, the “Company”) and is designed to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Additionally, the Code is meant to embody the spirit of the National Rural Electric Cooperative Association (the “Association”), the parent company of the Company.
What does the Code cover?
Topics covered in the Code include:
•	Important Definitions

•	Standards of Business Conduct and General Fiduciary Principles

•	Prohibition Against Insider Trading and Other Fraudulent Behavior

•	Protecting the Confidentiality of Client Information

•	Personal Securities Transactions

•	Reporting Requirements

•	Gifts and Gratuities

•	Business Entertainment

•	Service as a Director/Outside Business Activities

•	Reporting Violations and Whistleblower Policy

•	Sanctions

•	Recordkeeping

•	Acknowledgment of the Code
Tip: Throughout the Code, look for “Tips.” The Compliance Department has clarified various provisions and given suggestions for compliance with the Code.

Important Definitions
Before reading the Code, you should familiarize yourself with the various defined terms used. Note that some of the terms used in the Code have different meanings than in the previous codes of ethics or under local, state or federal laws. Please carefully review “Important Definitions” to ensure you are applying the terms correctly. Important Definitions do not include all terms used in the Code. If you have any questions about any term used in the Code, please ask a member of the Compliance Department for guidance.
•	“Account” means your personal accounts, as well as the accounts of your immediate family members, and any account in which you have a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which you have a beneficial interest or exercise investment discretion.

•	“Automatic investment plan” means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

•	“Beneficial ownership” of a security or account occurs when an account or security is: (1) held in your name, (2) held in the name of a member of your immediate family, (3) held in any other person’s name, for which you have control, or (4) by reason of a contract, understanding, or relationship, you obtain benefits from the securities substantially equivalent to those of ownership.
Tip: You do not have beneficial ownership of an account simply by acting as a trustee or an executor of the account (unless of course you have a vested interest in the account.) If you are in doubt whether you have beneficial interest over a particular security or account, please ask the Chief Compliance Officer (“CCO”).
•	“Clients” means REA’s financial planning and outside advisory clients (i.e. Homestead Funds, New Mexico Rural Electric Self-Insurer’s Fund, North Carolina Electric Membership Cooperative, Clay Electric Cooperative).

•	“Employee” means any employee, director or officer of the Company. Although the independent directors of Homestead Funds are not technically employees, they are referred to as such for purposes of this Code. “Employee” does not include any employee, director, or officer of a subadviser of the Homestead Funds. As a matter of best practice, the CCO has deemed all employees of the Company to have access to confidential client information, and therefore, all employees must adhere to the provisions of the Code.
Tip: With the exception of pre-clearance of personal securities transactions and certain reporting requirements, which are not required of the independent directors of the Homestead Funds, as discussed below, all provisions of the Code apply to all employees. Unlike in the previous code of ethics, there are no distinctions among classes of employees.
•	“Immediate family” includes your spouse and minor children that reside with you. For purposes of the Code, immediate family does NOT include siblings, adult children, parents or other relatives unless they reside with you.

•	“Independent director” of the Homestead Funds refers to a director who:

•	Within the last two fiscal years, has no affiliation with (and no one in his or her immediate family has an affiliation with) the Company or the Association (other than as his or her role as a director);

•	Within the last two fiscal years, has not served as legal counsel to the Funds or served as a partner or employee of such legal counsel;

•	Within the last six months, has not executed portfolio transactions for, engaged in principal transactions with, or distributed shares for, any client;

•	Within the last six months, has not loaned money to a client; and

•	The director has been deemed an independent director by the Homestead Funds’ Board of Directors.
•	“Initial public offering” or “IPO” means a corporation’s first offering of stock to the public.

•	“Limited offering” is a sale of stocks, bonds or other investments directly to certain institutional investors. This also is known as a “private placement.”

•	“Reportable security” includes all vehicles you typically would consider a security, i.e., stocks, bonds, options, etc., except that it does not include:
(i) direct obligations of the United States Government;
(ii) bankers’ acceptances;
(iii) certificates of deposit;
(iv) commercial paper;
(v) high quality short-term debt instruments (which are any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements;
(vi) shares issued by open-end registered investment companies that are not purchased through a brokerage account or advised by REA, i.e. open-end mutual funds other than Homestead Funds;
(vii) exchange-traded funds (“ETF”) that are registered as an open-end fund; and
(viii) instruments not deemed to be a security under the 1940 Act. These “non-securities” include: futures contracts, options on futures contracts, general partnership interests that entitle the owners to exercise management control (i.e., not a limited partnership) and direct interests in real estate.
Tip: ETFs are registered with the SEC as either an open-end mutual fund or a unit investment trust (“UIT”). Based on the National Compliance Services no-action letter dated November 30, 2005, the Securities Exchange Commission (“SEC”) has deemed ETFs that are registered as UITs to be a reportable security. ETFs also may be structured as grantor trusts. Grantor trusts are not registered with the SEC, and therefore, are considered reportable.

Tip: 529 Plans are deemed reportable securities.
Standards of Business Conduct and General Fiduciary Principles
The purpose of the Code is to ensure that all employees of the Company apply high ethical standards in their daily performance and do not participate in activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.
How does the Code apply to me?
As an employee, you owe a fiduciary duty to our clients to conduct your affairs, including your own personal securities transactions, in such a manner as to avoid (i) putting your own personal interests ahead of clients; (ii) taking inappropriate advantage of your position with the Company; and (iii) any actual or potential conflicts of interest or any abuse of your position of trust and responsibility. However, the Code also is designed to protect you in your role as an employee from possible sanctions and litigation.
The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for your daily conduct. In those situations where you may be uncertain as to the intent or purpose of the Code, please consult the CCO or any member of the Compliance Department. The CCO has the authority to grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. Additionally, all questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.
The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the Code does not shield you, as an employee, or the Company from liability. Therefore, while reading the Code, please keep in mind the following guiding principals:
•	The interests of the clients must be placed first at all times.

•	All personal security transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position and responsibility.

•	As an employee, you may not take advantage of your position as such.

•	You are prohibited from engaging in any fraudulent, deceptive or misleading act, regardless of whether that act is covered in the Code.
Following these four principles in your daily work will help you adhere to the spirit of the Code.
Please review the Code carefully and often. A member of the Compliance Department will be happy to answer any questions you may have.

Prohibition Against Insider Trading and Other Fraudulent Behavior
What is “Insider Trading” and how does it apply to me?
Insider trading is trading securities while in possession of material, nonpublic information, or improperly communicating that information to others. Criminal sanctions for insider trading may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall and/or issue an order permanently barring you from the securities industry. Finally, employees and the Company may be sued by investors seeking to recover damages for insider trading violations.
It is the policy of the Company that no employee may trade, either personally or on behalf of clients, while in the possession of material, nonpublic information, nor may any employee communicate material, nonpublic information to others in violation of the law.
What is material information?
Information is “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.
Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.
Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.
You also should be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers, but also to the Company’s securities recommendations and client securities holdings and transactions.
What is nonpublic information?
Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

How do I protect myself from insider trading?
Before executing any trade for yourself or clients, you must determine whether you have access to material, nonpublic information, as defined above. If you think that you might have access to material, nonpublic information, you should take the following steps:
•	Report the information and proposed trade immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or clients.

•	Do not communicate the information inside or outside the firm, other than to the CCO.

•	After the CCO has reviewed the issue, they will determine whether the information is material and nonpublic and, if so, what action should be taken. The CCO may consult with outside counsel in this regard.
What other behavior is prohibited under this policy?
The intentional creation or spreading of false information intended to affect securities prices, or other potentially manipulative conduct, is strictly prohibited by the Company. This includes rumors spread by word of mouth, through email, on internet chat sites or blogs or by any other form of distribution. If you are aware of any such rumors, either within or outside of the Company, you must inform the CCO immediately.
Protecting the Confidentiality of Client Information
What is “Confidential Client Information”?
In the course of daily investment advisory activities, the Company gains access to non-public information about our clients. Such information may include a person’s or entity’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by REA to clients and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to the Company’s current or former clients, is subject to the Code’s policies and procedures. Additionally, it is the policy of Homestead Funds only to disclose the Funds’ complete portfolio holdings quarterly, within 60 days of the end of each quarter. See the Homestead Funds’ Statement of Additional Information for further detail regarding the Funds’ Portfolio Holdings Disclosure Policy.
When is disclosure of Confidential Client Information allowed?
Information only may be disclosed when the disclosure is consistent with the Company’s policy and the client’s direction. The Company does not share Confidential Client Information with any third parties, except in the following circumstances:
•	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. The Company will require that any financial intermediary, agent or other service provider utilized by the Company (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-

disclosure and protection of Confidential Client Information and use the information provided by the Company only for the performance of the specific service requested by the Company;
•	As required by regulatory authorities or law enforcement officials who have jurisdiction over the Company, or as otherwise required by any applicable law. In the event the Company is compelled to disclose Confidential Client Information, the Company shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, the Company shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability;

•	For the Funds, in accordance with the Portfolio Holdings Disclosure Policy.
As an employee, what is my responsibility regarding Confidential Client Information?
All employees are prohibited, both during and after the termination of their employment with the Company, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An employee is permitted to disclose Confidential Client Information only to such other employees who need to have access to such information to deliver the Company’s services to the client.
Employees also are prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with the Company, must return all such documents to the Company.
Any employee who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.
How may I keep Confidential Client Information Secure?
The Company enforces the following policies and procedures to protect the security of Confidential Client Information:
•	The Company restricts access to Confidential Client Information to those employees who need to know such information to provide the Company’s services to clients;

•	Any employee who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information must be password secured and firewall protected from access by unauthorized persons;

•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by employees in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Personal Securities Transactions
The Company has adopted the following principles governing personal investment activities by employees:
•	The interests of clients will be placed first at all times;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflicts of interest or any abuses of an individual’s position of trust and responsibility; and

•	Employees must not take inappropriate advantage of their positions.

•	Employees must not use their knowledge of transactions in Homestead Funds or other accounts advised by REA to profit by the market effect of these transactions.
Are there prohibited transactions?
Due to the higher risk of insider trading surrounding IPOs as well as the requirements under FINRA Rule 2790 — Restrictions on the Purchase and Sale of IPOs of Equity Securities, the purchase, directly or indirectly of any security sold as part of an IPO is prohibited.
Why do I need to pre-clear trades?
To ensure that employees are not making transactions in their personal account to the detriment of the clients, the Compliance Department requires that certain employees pre-clear certain types of personal securities transactions.
Who must pre-clear trades?
All employees, except for the independent directors of Homestead Funds, are required to pre- clear the below types of transactions in their personal accounts, as well as for the accounts of their immediate family members.
Tip: Remember to pre-clear trades for your spouse and minor children who reside with you.
What trades need to be pre-cleared through the Compliance Department?
The following trades must be pre-cleared by the Compliance Department prior to purchase or sale:
1.	Any reportable security (as defined under “Important Definitions”) in the amount of $10,000 or more at the time of purchase or sale that is not part of an automatic investment plan. (Although Homestead Fund securities are reportable, transactions in those securities in any dollar amount do not require preclearance.)

2.	Any limited public offering, private placement or hedge fund in any dollar amount.
Tip: Although securities given or received through a gift, donation or inheritance do not require preclearance regardless of the dollar amount, please provide documentation to support such transaction as part of your quarterly transaction report submission, clearly indicate this transaction as a gift or inheritance on your quarterly transaction statement, as discussed below.
The Company’s previous code of ethics required that all trades in “covered securities,” as that term was defined in that code, be pre-cleared. To avoid confusion, the distinction between covered and non-covered securities has been eliminated, and instead, a dollar amount threshold for pre-clearance has been adopted. However, the Compliance Department will monitor all employee trading to ensure that the principles of the Code are being upheld. The CCO monitors all transactions by all employees in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, such as continually buying blocks of securities just under the preclearance limit or buying or selling securities just before a client does (i.e “front-running”). Therefore, even if you are complying with the literal provisions of the Code, you may be sanctioned for improper trading activities
If the CCO has placed a security on the restricted list, as discussed in detail below, no personal trading may occur in that security, regardless of the dollar amount involved.
How do I pre-clear a trade?
To pre-clear a trade, please complete and sign the Pre-clearance Form, which is attached as Exhibit B to this Code and also is available on the intranet under “Management Advisory Services — Securities Compliance.” If the Compliance Departments pre-clears a trade, you may purchase or sell the approved securities within three business days of the approval date.
Pre-clearance in no way waives or absolves any employee of the obligation to abide by the provisions, principles and objectives of this Code.
What standard does the Compliance Department use in pre-clearing trades?
Generally, the Compliance Department will not pre-clear a trade if:
•	REA has purchased or sold the security within the past seven days.

•	The security appears on the Compliance Department’s “restricted list,” as discussed below.

•	It is determined that your transaction may take advantage of trading by the Homestead Funds or create an actual or perceived conflict of interest with Fund trades.
Is there a holding period?
The Code does not require that you hold a security for a particular period of time. However, some mutual fund companies and other pooled investment vehicles require a holding period before shares may be sold without penalty. For example, Homestead Funds will assess a 2% redemption fee on certain Funds if shares are bought and sold within a 30 day period. Please defer to the prospectus or other investment literature of your investment vehicle for required holding periods.

What is the “restricted list”?
As discussed above, if you receive or believe you may have received insider information, you must immediately report this to the CCO. In this situation, the CCO, in her sole discretion, may place the applicable security and/or issuer on a “restricted list.” Employees are prohibited from personally, or on behalf of a client, purchasing or selling these securities while they are included on the restricted list. The Compliance Department will take steps to immediately inform all employees if and when a security or issuer is placed on the restricted list (e.g., the list will be communicated either via e-mail or posting to the intranet). The security or issuer will remain on the restricted list until the CCO has reasonably determined that the possible insider information has become public information.
Reporting Requirements
What are the reporting requirements under the Code?
All employees, except for independent directors of the Homestead Funds, must provide initial and annual holdings reports as well as quarterly transaction reports to the Compliance Department. The reports must contain the information described below.
Each independent director is excused from the requirement to provide a quarterly transaction report unless he or she knew or, in the ordinary course of fulfilling his or her duties as a director of the Homestead Funds, should have known, that during the 15-day period immediately before or after his or her transaction in a reportable security during any given quarter, the Homestead Funds purchased or sold the reportable security, or REA, or a subadviser to the Homestead Funds, considered purchasing or selling the reportable security.
If you have a brokerage account, you must arrange for your brokerage firm(s) to send automatic duplicate brokerage account statements to the CCO. Unless otherwise approved by the CCO, the Compliance Department will accept only duplicate statements from a broker and not from you directly. Please see Exhibit C to the Code for a form letter to send to your broker. When opening a brokerage account, the brokerage firm has an obligation to ask you whether you are an employee of a registered broker-dealer. You should answer “yes.” This will trigger the process to begin the duplicate brokerage statements.
Tip: Duplicate 401(k) statements only need to be provided to the Compliance Department if you open or participate in self-directed brokerage.
As an employee, you are required to file the following reports with the Compliance Department:
1.	Initial Holdings Report: No later than 10 days after becoming an employee of the Company, you must report the following information to the Compliance Department. (This information must be current as of a date no more than 45 days prior to the date of which you become an employee of the Company.):
•	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which you have any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit; and
•	The date on which you submit the report.
2.	Quarterly transaction reports: You must use these reports to list the securities in which you transacted during the past quarter. These reports, which must be filed no later than 30 days after the end of each calendar quarter, contain, with respect to any transaction during the quarter in a reportable security in which you had any direct or indirect beneficial ownership (this includes securities that you have received as a gift or have inherited, as well as securities you have given, bequested or donated):
•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date you submit the report.
There are some exceptions to the quarterly reporting requirements. You do not need to submit a quarterly report with respect to:
•	Transactions effected for or securities held in, any account over which you have no direct or indirect influence or control; or

•	Transactions effected pursuant to an automatic investment plan.
Tip: Even though you may not be required to pre-clear a trade due to the fact that the principal amount of the trade is under $10,000, the trade is still required to be disclosed on your quarterly transaction report.
3.	Annual holdings reports. As of December 31 of each year, you must provide the Compliance Department with the following information (which must be submitted no more than 45 days after December 31):
•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which you have any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which you maintain an account in which any securities were held for your direct or indirect benefit; and

•	The date you submit the report.

Don’t worry; the Compliance Department will remind you when a report is due through an email notification. Please drop off your completed form in the Compliance Drop Box, no later than by the deadline given in the email.
Tip: The intent of this requirement is to have a “snapshot” of your holdings at a given point of time. The Compliance Department is flexible on the format. For example, your broker may be able to run a report for you, or you may wish to compile the data yourself in Word or Excel format. Please contact the Compliance Department if you have questions as to which formats meet the requirements of the rule.
Tip: All transactions and holdings in and of reportable securities must be reported, even if the reportable security is not held in a brokerage account.
Gifts, Gratuities and Raffles
May I give or receive gifts?
Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. The Company has adopted the following policies to guide employees in this area:
•	You may not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving the Company, or that others might reasonably believe would influence those decisions;

•	Gifts and gratuities valued at $100 or less, which would not be regarded by others as improper, may be accepted or given on an occasional basis. ;

•	You may enter a raffle at a conference or other work-related event, even if the prize is valued over $100; however, you must log any prize you win in the log, as discussed below.

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.
Tip: The above guidelines only apply to gifts given and received in your role as a Company employee. Any gifts you give or receive outside that role are excluded. For example, if you receive a wedding gift from a coworker or win a raffle at your church, this policy does not apply.
Tip: Also, the above guidelines only apply to gifts or gratuities received from parties outside of the Company or the Association. For example, if you receive an RE Excellence award from your supervisor or win an Association raffle, these items do not need to be logged. The rationale is that these gifts and gratuities do not create a possible undue influence from an outside party.

How do I keep track of the gifts, gratuities and raffles I give or receive?
•	If you give or receive any gifts, gratuities or raffles, in accordance with the standards above, you must log such items in the “Gifts, Gratuities and Raffle” log, which is included as Exhibit D. Promotional items, such as logo t-shirts, pens, etc., do not need to be logged.

•	The log reporting requirement is for the purpose of helping the Company monitor the activities of its employees. However, the reporting of a gift, gratuity or raffle does not relieve any employee from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.
Tip: Be sure to log the gift, gratuity or raffle prize as soon as it is given or received in order to maintain accurate records. Your administrative assistant may help you with this, and departments are encouraged to keep one central log for all employees. The CCO will request to review your logs (or your department’s logs) on at least an annual basis.
Business Entertainment
What is considered business entertainment?
“Business entertainment” is defined as entertainment in the form of any social event, party, meal or leisure activity, as well as any transportation and/or lodging accompanying or related to such activity or event. This includes business entertainment offered in connection with an educational event or business conference, in which an employee accompanies and participates in the event with the service provider, vendor, etc., (collectively termed “vendors”) regardless of whether business is conducted during the event.
Tip: Business entertainment includes attending a hospitality event, charitable event, sporting event, entertainment event or activities of like nature or purpose.
Employees should also refer to NRECA Policy 1.5 — “Gifts, Entertainment, Meals and Travel from Suppliers” when making a decision regarding interactions with suppliers. For more information on this policy, please see the NRECA Administrative and Personnel Manual.
Business entertainment is permissible as long as it is proper and reasonable in nature and amount. When evaluating permissible business entertainment, an employee should not do, give or receive anything of value in relation to the business of the Company that is intended or designed to cause the employee to act in a manner that is inconsistent with the best interests of the Company.
All business entertainment with a value of $10 or more must be recorded in the Business Entertainment log within 15 business days of the business entertainment occurring. This applies regardless of whether you are paying for the business entertainment or whether the vendor pays.
Tip: If you are unsure of the exact value of the business entertainment, use an estimate of payment or benefit.

Tip: If a broker offers to pay for an employee’s conference registration fee for educational purposes, as long as it is a reasonable fee this is fine. However, the employee must log this in the Business Entertainment Log.
Tip: If you are conducting a due diligence review of a service provider and they take you to lunch, you must record the estimated value of the lunch in the Business Entertainment Log.
Tip: Cooperative visits, where business entertainment occurs, are considered within the scope of this policy and must be recorded in the Business Entertainment log.
Tip: Any business meals or team building events, where only NRECA staff are in attendance do not meet the definition of business entertainment and do not have to be tracked and recorded.
How do I keep track of the business entertainment I give or receive?
•	If you give or receive any business entertainment, in accordance with the standards above, you must log such items in the “Business Entertainment” log, which is included as Exhibit E. Items with a value of less than $10 do not need to be recorded.

•	The log reporting requirement is used to assist the Company in overseeing the activities of its employees and ensure proper reporting and/or disclosure for the Department of Labor Form 5500, Schedule C, as applicable. However, the reporting of business entertainment does not relieve any employee from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any business entertainment, please consult the CCO.
Tip: Be sure to log the business entertainment as soon as it is given or received in order to maintain accurate records. Your administrative assistant may help you with this, and departments are encouraged to keep one central log for all employees. The CCO will request to review your logs (or your department’s logs) on at least a quarterly basis.
Tip: When logging the business entertainment, please be as detailed as possible on the service provider. For example, if you have dinner with State Street Bank, specify whether it was with Kansas City or Boston or both.
Service as a Director/Outside Business Activities
May I serve on the board of directors of organizations, such as my condominium association?
As an employee, you may not serve on the board of directors of any company or organization without prior written authorization by the CCO, based upon a determination that such board service would be consistent with the interest of the clients. This includes board service on publicly traded companies, privately held companies and charitable, service and social organizations.

Additionally, you must notify the CCO in writing if you serve as a fiduciary (such as acting as an executor, trustee, conservator, power of attorney or a guardian) for any person, except your immediate family, as defined above under “Important Definitions.”
May I engage in business activities outside of the Company?
As an employee, you may not conduct or participate in an outside business activity without the prior written consent of the CCO.
May I participate in an investment club?
You and your immediate family may not participate in an investment club or similar entity.
May I act as a trustee for my cousin?
Yes; however, you must provide notification to the CCO, as a cousin does not fall under the definition of immediate family.
Tip: The CCO generally will grant consent for board service or outside business activities, unless the requested activity creates a conflict of interest, or appears to create a conflict of interest, between the interests of the Company and its clients and the personal interests of the employee. However, outside business activities that involve investment advice or financial services, as well as board service on publicly traded companies, will not be approved.
Reporting Violations and Whistleblower Policy
If I know of, or suspect a violation of the Code, can my manager reprimand me for reporting it to the Compliance Department?
As an employee, it is your affirmative duty to the clients, the Company and the Association to promptly report any violations or suspected violations of the Code to the CCO. Any retaliation for the reporting of a violation under this Code (i.e., “whistle blowing”) will constitute a violation of the Code.
Anonymous reporting of violations is permissible, if this makes you more comfortable. Simply place the typewritten tip in the Compliance Drop Box. The CCO will work to promptly correct the violation, and, if applicable, will report any violations to the Homestead Funds Board of Directors and/or senior management.
Sanctions
What sanctions are there for violating the Code?
As a basic condition of your employment with the Company, you are expected to strictly comply with the provisions of the Code. A material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination. You are urged to seek the advice of the CCO or any member of the Compliance Department for any questions about the Code or the application of the Code to your individual circumstances.

Recordkeeping
What documents does the Compliance Department want me to retain?
As an employee, you should retain the following documents:
•	The most recently adopted version of the Code, along with copies of your Code attestations.

•	The most recently adopted Homestead Funds, REA and REI compliance manuals;

•	Copies of all your trade preclearances, annual and quarterly trade reports, quarterly employee information reports and duplicate brokerage statements for the past five years.
The Compliance Department will maintain (or cause to be maintained) in a readily accessible place the following records:
•	A copy of any code of ethics adopted by the Company that is or has been in effect during the past five years;

•	A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an employee, which shall be retained for five years after the individual ceases to be an employee of the Company;

•	A copy of each report made pursuant to the Code, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, employees;

•	A record of any decision and reasons supporting such decision to approve an employee’s acquisition of securities in IPOs, limited offerings and private placement within the past five years after the end of the fiscal year in which such approval is granted.
Acknowledgement of the Code
What certifications must I give to the Compliance Department?
Initial Certification
Within ten days of employment with the Company, you will be provided with a copy of the Code and must certify in writing to that you have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.
Annual and As-Needed Certification
On an annual basis, the Compliance Department will provide you with the most current version of the Code, will review the provisions of the Code with you and explain any amendments, as applicable. As any employee, you must certify that you have: (i) received a copy of the Code; (ii) read and understood the Code; and (iii) agree to abide by the Code as amended. The attestation for the current Code is included as Exhibit A.